Exhibit 16.1

April 27, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.

20549-7561 USA

Dear Sirs/Madams:

We have read Item 16F of Brookfield Renewable Energy Partners L.P.’s Form 20-F dated April 27, 2012, and have the following comments:

1.	We agree with the statements made in paragraphs one, two and four in the section “Change in Registrant’s Certifying Accountant”.

2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants